Exhibit 99.1

Walter Shephard

Vice President, Finance, Chief Financial Officer, and Treasurer

Voice: 860-704-3955

inquire@zygo.com

For Immediate Release

ZYGO ANNOUNCES FISCAL 2005 Q4 AND FULL YEAR EARNINGS

--- RECORD SALES IN Q4 AND FULL YEAR

FUELS EARNINGS GROWTH

MIDDLEFIELD, CT, AUGUST 25, 2005 – Zygo Corporation (NASDAQ: ZIGO), a worldwide supplier in optical metrology instruments, precision optics, and electro-optical design and manufacturing services, serving customers in the semiconductor capital equipment and industrial markets, today announced earnings from continuing operations for the fourth quarter of fiscal 2005 of $3.9 million, or $0.22 per diluted share, as compared with earnings from continuing operations of $3.0 million, or $0.17 per diluted share, for the same period in fiscal 2004.

For fiscal 2005, the Company recorded earnings from continuing operations of $10.2 million, or $0.56 per diluted share, as compared with earnings from continuing operations of $4.2 million, or $0.23 per diluted share, for fiscal 2004.

Net sales for the fourth quarter of fiscal 2005 increased 24% to $44.9 million as compared with the prior year fourth quarter. Net sales for fiscal 2005 increased 22% to $142.2 million as compared with fiscal 2004. Backlog at June 30, 2005 totaled $66.6 million which decreased by $2.3 million, or 3%, from March 31, 2005 and increased $11.7 million, or 21%, from June 30, 2004.

Orders for the fourth quarter of fiscal 2005 were $42.5 million as compared with $42.1 million for the fourth quarter of fiscal 2004. Orders from the Company’s semiconductor segment accounted for 48% of the orders received, with the industrial segment accounting for 52% of the orders.

“Fiscal 2005 has been a very good year for the Company,” said Bruce Robinson, ZYGO Chairman and Chief Executive. “The financial results that we have delivered and the improvement over last year speak for themselves. Just as satisfying to us has been the continued progress we have made with our two main initiatives in the semiconductor market. Our flat panel display products are experiencing increasing acceptance and we are growing this area of our business in various countries with an expanded product offering. In addition, our entry into the back end sector of semiconductor packaging continues to gather momentum. An added plus is our industrial product offerings, which continue to meet customer acceptance and provide us with a strong complement to our semiconductor segment,” Mr. Robinson stated.

For fiscal 2005, the Company recorded net earnings of $9.8 million, or $0.54 per diluted share, which included a loss from discontinued operations of $0.4 million, or $0.02 per diluted share. This compares with a net loss of $3.4 million, or $0.19 per diluted share, for fiscal 2004, which included a loss from discontinued operations of $7.7 million, or $0.42 per diluted share. The Company recorded net earnings of $3.9 million, or $0.21 per diluted share, for the fourth quarter of fiscal 2005 as compared with a net loss of $1.9 million, or $0.10 per diluted share, for the fourth quarter of fiscal 2004. Charges for discontinued operations in the fourth quarter of fiscal 2005 related to the allocation of tax expense between continuing operations and discontinued operations. There were no operating expense charges related to the discontinued operations in this period and no charges are expected in future periods.

Highlights for the fourth quarter of fiscal 2005 included:

•

The Company received its first order for its next generation advanced one drop fill process (ODF) control system for the flat panel display market. This system simultaneously integrates precision measurements from both the Thin Film Transistor (TFT) and color filter substrates to optimize volume control of the liquid crystal fill process.

•	Zygo continued its success in the high energy laser market by receiving an order (industrial segment) in excess of $6.0 million for a major laser program in Europe.
•	Orders continued to rebound in the Company’s lithography business.

Mr. Robinson concluded by stating “Progress in the fourth quarter was consistent with what we have seen throughout the year. We are investing in areas that we believe will give us growth as we pursue new markets with different applications to meet the demands of the marketplace. We expect to continue with these strategies and others in the coming fiscal year.”

Note: ZYGO’s teleconference to discuss the results of the fourth quarter of fiscal 2005 will be held at 6 PM Eastern Standard Time on August 25, 2005 and can be accessed by dialing 800-633-8486. This call is web cast live on ZYGO’s web site at www.zygo.com. The call may also be accessed for 30 days following the teleconference.

All statements other than statements of historical fact included in this news release regarding our financial position, business strategy, plans, anticipated growth rates, and objectives of management of the Company for future operations are forward-looking statements. Forward-looking statements are intended to provide management's current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plans," "strategy," "project," and other words of similar meaning in connection with a discussion of future operating or financial performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are fluctuations in capital spending of our customers, fluctuations in net sales to our major customer, manufacturing and supplier risks, dependence on new product development, rapid technological and market change, risks in international operations, dependence on proprietary technology and key personnel, length of the sales cycle, and environmental regulations. Further information on potential factors that could affect Zygo Corporation’s business is described in our reports on file with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended June 30, 2004.

Zygo Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(Thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Net sales
Products	$38,892	$33,590	$126,550	$100,585
Development services	6,003	2,718	15,617	16,057

	44,895	36,308	142,167	116,642

Cost of goods sold
Products	23,877	18,996	76,882	61,044
Development services	4,372	1,813	11,138	12,533

	28,249	20,809	88,020	73,577

Gross profit	16,646	15,499	54,147	43,065

Selling, general, and administrative expenses	7,982	7,793	24,862	24,595
Research, development, and engineering expenses	2,688	3,667	13,377	13,011

Operating profit	5,976	4,039	15,908	5,459

Other income:
Interest income	343	157	885	795
Miscellaneous income(expense), net	(81)	(44)	1	169

Total other income	262	113	886	964

Earnings from continuing operations
before income taxes and minority interest	6,238	4,152	16,794	6,423

Income tax expense	(2,235)	(1,000)	(5,856)	(1,863)
Minority interest	(78)	(137)	(762)	(312)

Earnings from continuing operations	3,925	3,015	10,176	4,248

Discontinued TeraOptix operations, net of tax	(32)	(42)	(242)	(1,263)
Charges and adjustments on the disposal of
TeraOptix, net of tax	(17)	(4,872)	(124)	(6,392)

Loss from discontinued operations	(49)	(4,914)	(366)	(7,655)

Net earnings (loss)	$3,876	$(1,899)	$9,810	$(3,407)

Basic - Earnings (loss) per share:
Continuing operations	$0.22	$0.17	$0.57	$0.24
Discontinued operations	$—	$(0.28)	$(0.02)	$(0.43)

Net earnings (loss)	$0.22	$(0.11)	$0.55	$(0.19)

Diluted - Earnings (loss) per share:
Continuing operations	$0.22	$0.17	$0.56	$0.23
Discontinued operations	$(0.01)	$(0.27)	$(0.02)	$(0.42)

Net earnings (loss)	$0.21	$(0.10)	$0.54	$(0.19)

Weighted average shares outstanding:
Basic	17,976	17,877	17,950	17,802

Diluted	18,146	18,187	18,140	18,221

Zygo Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(Thousands of dollars)

	June 30, 2005	June 30, 2004

Assets
Current assets:
Cash and cash equivalents	$20,949	$9,162
Marketable securities	17,242	16,728
Receivables, net	28,125	26,338
Inventories	33,727	21,547
Prepaid expenses	2,140	1,915
Deferred income taxes	8,895	3,999
Assets from discontinued unit held for sale	—	2,012

Total current assets	111,078	81,701

Marketable securities	18,711	8,503
Property, plant, and equipment, net	31,420	27,433
Deferred income taxes	21,476	31,738
Intangible assets, net	5,638	4,999
Other assets	1,017	1,078

Total assets	$189,340	$155,452

Liabilities and Stockholders' Equity
Current liabilities:
Payables	$13,510	$10,384
Accrued expenses	32,804	10,798
Income taxes payable	1,510	2,038

Total current liabilities	47,824	23,220

Other long-term liabilities	96	350
Minority interest	1,249	1,238
Stockholders' equity	140,171	130,644

Total liabilities and stockholders' equity	$189,340	$155,452